UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GrafTech International Ltd.
(Name of Registrant as Specified In Its Charter)

Nilesh Undavia (The “Undavia Group”)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 1, 2024, Nilesh Undavia issued a press release, a copy of which is filed herewith as Exhibit 1.

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of GrafTech International Ltd. (the “Company”) in favor of Mr. Undavia’s nomination for the Company’s Board of Directors at the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Exhibit 1

Glass Lewis Says Nilesh Undavia Makes Persuasive Case for GrafTech Board Change

Independent Proxy Firm Calls Out Board’s Questionable Stewardship of Shareholder Value, Lack of Oversight and Limited Accountability

Recommends Investors Vote the BLUE Universal Proxy Card FOR Mr. Undavia as a Shareholder Representative

BOCA RATON, Fla., May 01, 2024 (GLOBE NEWSIRE) -- Nilesh Undavia, one of the largest shareholders of GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”), today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, recommends the Company’s shareholders vote FOR the election of Nilesh Undavia to the Company’s board of directors (the “Board”) on the BLUE universal proxy card at the Company’s 2024 Annual Meeting of Shareholders (“Annual Meeting”) to be held on May 9, 2024.

Having carefully evaluated all relevant information regarding the situation at GrafTech, Glass Lewis concluded, in its report published on April 29, 2024, that “the [B]oard's questionable stewardship of shareholder value and disconcerting effort to take accountability for several key operational missteps” make a “persuasive case for change” and “serve as adequate cause to advance the election of a shareholder advocate to the [B]oard.”1

Regarding our nominee, Nilesh Undavia, Glass Lewis says:

“Mr. Undavia, most notably, is a significant shareholder, owning approximately 5.9% of the Company's issued and outstanding share capital. In contrast, the incumbent [B]oard as a whole currently owns less than 1% of the Company's issued and outstanding share capital, thus echoing a lack of shareholder representation in the [B]oard's current membership. Given what we consider to be the [B]oard's questionable stewardship of shareholder value and disconcerting effort to take accountability for several key operational missteps, we believe Mr. Undavia's advocacy on behalf of other GrafTech investors could be valuable relative to maintenance of the status quo.”

While GrafTech has sought to blame its financial performance on external headwinds and a cyclical industry, Glass Lewis “questions whether GrafTech’s observed operational impediments — at least one of which (Monterrey) appears to be self-inflicted — adequately off-set perceived underperformance.”

Additionally, Glass Lewis notes:

Value Destruction: “[W]e consider the [B]oard has not adequately addressed significant declines in shareholder value following GrafTech's IPO, nor do we find sufficient recognition of the Company's lackluster financial performance relative to its direct competitors…”

Customers: “[W]hile demand for UHP graphite electrodes has been stable, the Company has not been able to retain customers over time, contributing to progressive declines in market share. In this regard, while we acknowledge the presence of increased competitive pressure, we find the [B]oard affords investors an incomplete rationale in relation to the scale of decline suffered by GrafTech relative to peers…. In this regard, we believe the Dissident persuasively argues that GrafTech failed to effectively offset losses in LTA-based revenue through spot sales, contributing to significant erosion in the Company's market share.… While we appreciate the need to remediate those relationships, we are concerned the [B]oard is seemingly disinclined to accept responsibility for consequences associated with the LTAs. In this regard, we note that while the [B]board has undergone significant turnover since the LTAs were negotiated between the last quarter of 2017 and early 2019… director and nominee Anthony R. Taccone, and director and chair of the audit committee Michael Dumas were also serving as directors at the time some of those LTAs were negotiated…”

Monterrey Facility: “[W]e believe it is worth noting the [B]oard has taken what we consider to be a comparably taciturn approach to discussing the temporary closure of the Monterrey facility in 2022. In particular, while we appreciate the Company's prompt response in ensuring the Monterrey facility re-opened in less than 60 days, the [B]oard has not, in our view, adequately addressed the Dissident's assertion that the [B]oard and the Company's management were ultimately to blame for poor management of environmental risk and associated lack of regulatory compliance. Further, this lack of oversight has even more relevance when considering that, when the suspension occurred, the Monterrey facility — which at the time was the only facility owned by the Company producing connecting pins, a necessary component of the Company's graphite electrodes — had a vital role in the Company's chain of production. As a result, and as disclosed by the Company in its definitive proxy statement for the upcoming general meeting, the Monterrey facility suspension, coupled with significantly higher costs, caused the Company's net sales to decrease by $660.8 million, corresponding to a 52% decrease for 2022.”

Financial Underperformance: “While we acknowledge it is not possible to independently quantify the impact of each operational impediment, the Dissident argues, we believe persuasively, that increasingly weak financial performance reported by GrafTech is directly attributable to the Company's failure to efficiently and effectively manage the foregoing issues, including those that appear to fall within the responsibility of management and the [B]oard (e.g. closure of the Monterrey facility). As a result, GrafTech appears to have underperformed its closest peers over a range of standard time frames.”

We are gratified by the endorsement of Glass Lewis and the support we have received from other independent analysts and fellow shareholders. The Board seems content with blaming cyclical and macroeconomic challenges instead of correcting past mistakes and devising a comprehensive strategy to regain market share and generate growth. Shareholders have an opportunity in this election to either push for change or revert to the status quo and hope for the best. We urge shareholders to follow Glass Lewis’s recommendation by voting TODAY on the BLUE universal proxy card FOR Nilesh Undavia.

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of the Company in favor of Mr. Undavia’s nomination for the Board at the Annual Meeting. On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Contact:

Nilesh Undavia

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1 Permission to use quotations from the Glass Lewis report was neither sought nor obtained. Emphases added.